                                 Exhibit 99.1

Crane NXT Announces Appointment of Sandra Joyce to Board of Directors
WALTHAM, Mass. - April 2, 2024 - Crane NXT, Co. (NYSE: CXT) ("Crane NXT" or the "Company"), a premier industrial technology company, today announced that its Board of Directors has appointed Sandra Joyce as a Director of Crane NXT.

Ms. Joyce brings over two decades of experience in cybersecurity and national security working with both government entities and in the private sector to advise leaders and boards on global business threats. She is currently Vice President at Google Cloud and Head of Mandiant Intelligence at Google, where she leads Mandiant’s Global Threat Intelligence Business. She joined Google with its acquisition of Mandiant (formerly FireEye, Inc.) in 2022, and has served in a variety of leadership roles at Mandiant since 2015. Prior to joining Mandiant, Ms. Joyce worked in Intelligence & Mission Support at Battelle Memorial Institute (2003 to 2015), where she worked directly with government agencies around the world. Ms. Joyce is an active Lieutenant Colonel in the U.S. Air Force Reserves and serves on the board of the National Intelligence University. She also is a member of the Silverado Policy Accelerator Strategic Council, Aspen Institute Cyber Working Group, and Institute of Science & Technology Ransomware Task Force.

As previously announced, in connection with Crane NXT’s separation from Crane Company, Max H. Mitchell joined the Crane NXT board for a transitionary period to support the separation. With the separation now complete and the appointment of Ms. Joyce, he will step down from the Board effective May 23, 2024.

John S. Stroup, Chairman of the Crane NXT Board, said: “I am delighted to welcome Sandra to Crane NXT’s Board. Her deep expertise in cybersecurity and threat intelligence, coupled with her experience working with governments around the world will be a tremendous asset as Crane NXT continues to successfully execute on its growth strategy. Additionally, I want to thank Max for his contributions and thoughtful insights over the past year, all of which have been invaluable in helping to successfully establish Crane NXT as a public company.”
About Crane NXT, Co.
Crane NXT is a premier industrial technology company that provides trusted technology solutions to secure, detect, and authenticate what matters most to its customers. Crane NXT is a pioneer in advanced micro-optics technology for securing physical products, and its sophisticated electronic equipment and associated software leverages proprietary core capabilities with detection and sensing technologies. Crane NXT has approximately 4,000 employees with global sales, research and development, and operations facilities in the United States, the United Kingdom, Mexico, Japan, Germany, Sweden, and Malta. For more information, visit www.cranenxt.com.
Crane NXT Contact:
Rima Hyder
Vice President, Investor Relations
rima.hyder@cranenxt.com
www.cranenxt.com

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